Limited Power of Attorney

I, Kenneth I. Chenault with a business address of 200 Vesey Street, New York, NY 10285 hereby grant this Power of Attorney to each of the following persons:
Ellen M. Kothman, Jamie M. Herald, Susan S. Felder, Eric J. Wunsch,
Susan S. Whaley, and Jason P. Muncy; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: complete, sign, and submit all documents required by the Securities and Exchange Commission (the Commission) under sub-section 16(a) of the Securities Exchange
Act of 1934 (15 U.S.C. 78p(a)) and all rules promulgated by the Commission under and in enforcement of that sub-section.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.



Date: 	April 28, 2008			/s/ Kenneth I. Chenault
					Kenneth I. Chenault



Witness: Steven P. Norman		Witness: Alex Grimaldi



STATE OF 	New York			)
					) ss:
COUNTY OF 	New York		)

On April 28, 2008 before me personally appeared Kenneth I. Chenault, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he/she executed the same.


/s/ Anne C. Schepp
Notary Public